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                                                                     Exhibit 4.5

                         CERTIFICATE OF AMENDMENT TO THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                  OF KTI, INC.

         Pursuant to provisions of Sections 14A:9-2(4) and 14A:9-4(3), Corporations, General, of the New Jersey Statutes, the undersigned Corporation executes the following Certificate of Amendment to its Restated Certificate of
Incorporation:

         1. The name of the Corporation is KTI, Inc.

         2. The following amendment to the Certificate of Incorporation was approved by the Board of Directors and thereafter duly adopted by the shareholders of the Corporation on May 13, 1998.

         Resolved that ARTICLE THIRD of the Restated Certificate of Incorporation be amended to read its entirety as follows:

                                 "ARTICLE THIRD

         The total number of shares of Common Stock which the Corporation shall have authority to issue is Forty Million (40,000,000) shares without par value. The Corporation shall also have authority to issue Ten Million (10,000,000) shares of Preferred Stock."

         3. The number of shares entitled to vote upon the amendment was 9,477,953 shares.

         4. The number of shares voting for, against and abstaining from voting for such amendment are as follows:

         Number of shares voting for amendment:                        4,915,334
         Number of shares voting against amendment:                      236,617
         Number of shares abstaining from voting:                          1,174

         5. The foregoing amendment to the Restated Certificate of Incorporation shall become effective at the close of business on the date of filing.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed on its behalf this 18th day of May, 1998.

                                             KTI, INC.

                                             By:      /s/ Martin J. Sergi
                                                      --------------------------
                                                      Martin J. Sergi
                                                      President